Valneva SE - F-3

Exhibit 5.2

[JONES DAY LETTERHEAD]

March 24, 2025

Valneva SE

6 rue Alain Bombard

44800 Saint-Herblain

France

Re:            Securities Registered Under Registration Statement on Form F-3 filed by Valneva SE

Ladies and Gentlemen:

We are acting as special French counsel for Valneva SE, a European Company (Societas Europaea, or SE), in connection with the registration of the possible issuance and sale from time to time, on a continuous or delayed basis, by the Company through Jefferies LLC (the “Agent”) pursuant to a sales agreement prospectus (the “Sales Agreement Prospectus”) and an Amended and Restated Open Market Sale AgreementSM dated March 24, 2025, as it may be amended from time to time (the “Sales Agreement”), by and between the Company and the Agent, of Ordinary Shares having a maximum aggregate price of up to $75,000,000 (the “Sales Agreement Shares”), in each case as contemplated by the Registration Statement on Form F-3, as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Company’s Ordinary Shares, including the Ordinary Shares issuable pursuant to the Sales Agreement Shares, may be represented by American Depositary Shares (“ADSs”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”). The Sales Agreement Shares will be offered and sold by the Agent pursuant to the terms of the Sales Agreement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Sales Agreement Shares, when (a) the extraordinary shareholders’ meeting of the Company and the Board of Directors of the Company (the “Board”) and, if applicable, the chief executive officer (directeur général), have taken all necessary corporate action to authorize the issuance of, and establish the terms of, the offering of the Sales Agreement Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the Sales Agreement approved by the Board and/or the chief executive officer (directeur général), as the case may be, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect thereof, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Ordinary Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of such Ordinary Shares.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder, as applicable); (ii) the Sales Agreement Prospectus describing Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the outstanding share capital of the Company will be validly issued and fully paid up at the time of the decisions of the Board and, if applicable, the chief executive officer (directeur général) to issue, offer and sell the Sales Agreement Shares; (iv) the resolutions authorizing the Company to issue, offer and sell the Sales Agreement Shares as adopted by the extraordinary shareholders’ meeting and the Board and, if applicable, the chief executive officer (directeur général), will be validly adopted and in full force and effect at all times at which the Sales Agreement Shares are issued, offered or sold by the Company; (v) the definitive terms of the Sales Agreement Shares will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting, the Board and, if applicable, the chief executive officer (directeur général), the Company’s bylaws and applicable law; (vi) the Sales Agreement Shares will be offered by way of a private placement to, and subscribed by, investors pertaining to, the categories of investors as defined by the extraordinary shareholders’ meeting of the Company and in accordance with article L. 225-138 of the French commercial code; (vii) the Company will issue and deliver the Sales Agreement Shares in the manner contemplated in the Registration Statement and the Sales Agreement Prospectus; (viii) the amount of Sales Agreement Shares issued will remain within the limits of the then authorized but unissued amounts of such Sales Agreement Shares; (ix) all Sales Agreement Shares will be issued in compliance with applicable securities and corporate law; and (x) any subscription, purchase, underwriting, placement or similar agreement or similar agreement will constitute a valid and binding obligation of each party thereto other than the Company, if any.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

This opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors, and by general equitable principles and public policy considerations.

As to facts material to the opinions and assumptions expressed herein, which we have not independently established or verified, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose, or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day